ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-137902 Dated August 31, 2007

Notes linked to the Deutsche Bank Balanced Currency Harvest (USD) Index 100% Principal Protected, 2 Year Maturity, 105% - 125% Participation Rate Indicative Terms and Conditions – August 31, 2007

Summary Terms of Note

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1)
Index	:	Deutsche Bank Balanced Currency Harvest (USD) Index
Denomination	:	$10.00 per note (minimum investment $1,000)
Maturity	:	On or around September 30, 2009
Issue Price	:	100%
Participation Rate	:	105% - 125%. The actual Participation Rate will be set on the trade date.
Index Starting Level	:	Index closing level on the trade date
Index Ending Level	:	Index closing level on the Final Valuation Date
Payment at Maturity	:

The noteholder will receive at maturity for each note

If the Index Return is positive:

$10.00 + [$10.00 x (Participation Rate x Index Return) ]

If the Index Return is zero, $10.00

If the Index Return is negative, $10.00

Index Return	:	(Index Ending Level - Index Starting Level) / Index Starting level
Deutsche Bank Balanced Currency Harvest (USD) Index	:	The Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy is based on the view that foreign currency forward rates are biased estimators of future foreign currency spot rates and that currencies that trade at a forward discount tend to outperform on average currencies that trade at a forward premium.
Eligible Currencies (G10)	:	U.S. Dollar, Euro, Sterling, Swiss Franc, Japanese Yen, Canadian Dollar, Australian Dollar, New Zealand Dollar, Norwegian Krone and Swedish Krona
Eligible Currencies (non-G10)	:	Brazilian Real, Czech Koruna, Hungarian Forint, Korean Won, Mexican Peso, Polish Zloty, Singapore Dollar, Turkish Lira, Taiwanese Dollar and South African Rand
Index Recomposition	:	At each quarterly recomposition, the sponsor selects the G10 currencies with the two highest and two lowest interest rates and subsequently selects the currencies with the three highest and three lowest interest rates from the remaining G10 currencies and the non-G10 currencies. The five selected currencies with high interest rates are “Long Currencies” and the five currencies with low interest rates are “Short Currencies”. The Index reflects notional long forward positions in the Long Currencies and notional short forward positions in the Short Currencies. These positions are equally weighted.
Offering Period	:	Offering period ends on or around September 24, 2007 at 10:00 a.m. EST
Settlement Date	:	On or around September 28, 2007
Final Valuation Date	:	On or around September 24, 2009
Maturity Date	:	On or around September 30, 2009
CUSIP / ISIN	:	25153Q 40 1/US25153Q4010

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 178T, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 178T and this product snapshot if you so request by calling toll-free 1-800-322-6939.

Notes linked to the Deutsche Bank Balanced Currency Harvest (USD) Index

Indicative Terms and Conditions – August 31, 2007

Historical Performance of the Deutsche Bank Balanced Currency Harvest (USD) Index

Because the Index was created on December 19, 2005, Index levels for all dates prior to December 19, 2005 were retrospectively calculated based on actual historical currency forward rates using the same methodology as described above, except that the forward rates are based on Bloomberg quotations and not Reuters quotations. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to December 19, 2005. In addition, the currencies comprising the Index at particular dates in the following graph are extremely likely to be different from the currencies comprising the Index on or after the date hereof. Past performance of the Index is no guarantee of future results. The following graph shows monthly prices of the Index from September 1, 2000 through August 28, 2007. The closing level of the Index on August 29, 2007 was 253.58.

Historical Return Performance of the Deutsche Bank Balanced Currency Harvest (USD) Index

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
2002	2.41%	0.88%	3.34%	1.42%	0.81%	-5.38%	-2.71%	3.14%	0.27%	2.84%	5.96%	3.13%	16.11%
2003	2.27%	2.13%	-1.48%	9.25%	0.95%	4.43%	0.07%	1.34%	1.68%	1.83%	2.36%	2.41%	27.22%
2004	1.65%	3.41%	-0.29%	-2.03%	-1.70%	0.68%	2.79%	1.15%	2.24%	0.32%	2.20%	1.66%	12.07%
2005	2.15%	1.98%	-0.62%	1.95%	3.88%	2.61%	0.39%	-0.83%	4.33%	1.56%	2.50%	-2.85%	17.06%
2006	0.02%	2.33%	-3.90%	-0.59%	-6.88%	1.57%	3.72%	3.05%	-0.91%	3.10%	-1.63%	3.24%	3.12%
2007	1.40%	0.32%	2.14%	2.70%	2.87%	2.74%	-0.60%

Historical Composition of the Deutsche Bank Balanced Currency Harvest (USD) Index

Rebalancing Date	Long Component					Short Component
9/13/2000	TRY	PLN	MXN	NOK	USD	JPY	CHF	SGD	SEK	EUR
12/13/2000	TRY	PLN	MXN	NOK	NZD	JPY	CHF	SGD	SEK	EUR
3/14/2001	TRY	PLN	MXN	NOK	NZD	JPY	CHF	SGD	SEK	EUR
6/13/2001	TRY	BRL	PLN	NOK	NZD	JPY	CHF	SGD	USD	SEK
9/12/2001	TRY	BRL	PLN	NOK	NZD	JPY	CHF	SGD	USD	CAD
12/12/2001	TRY	BRL	PLN	NOK	NZD	JPY	USD	SGD	CHF	CAD
3/13/2002	TRY	BRL	ZAR	NOK	NZD	JPY	CHF	SGD	USD	CAD
6/12/2002	TRY	BRL	ZAR	NOK	NZD	JPY	TWD	SGD	CHF	USD
9/11/2002	TRY	ZAR	HUF	NOK	NZD	JPY	CHF	TWD	SGD	USD
12/11/2002	TRY	ZAR	HUF	NOK	NZD	JPY	CHF	SGD	USD	TWD
3/12/2003	TRY	BRL	ZAR	NZD	NOK	JPY	CHF	SGD	TWD	USD
6/11/2003	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	TWD	SGD	USD
9/10/2003	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	THB	USD
12/10/2003	TRY	BRL	HUF	AUD	NZD	JPY	CHF	SGD	USD	THB
3/10/2004	TRY	BRL	HUF	AUD	NZD	JPY	CHF	SGD	USD	THB
6/9/2004	TRY	BRL	HUF	NZD	AUD	JPY	CHF	SGD	USD	THB
9/8/2004	TRY	BRL	HUF	NZD	AUD	JPY	CHF	SGD	THB	USD
12/8/2004	TRY	BRL	HUF	NZD	AUD	JPY	CHF	TWD	SGD	NOK
3/9/2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	TWD	CZK	SGD
6/8/2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	TWD	CZK	SEK
9/14/2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
12/19/2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
3/14/2006	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
6/20/2006	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
9/18/2006	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SEK	CZK	TWD
12/20/2006	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SEK	CZK	TWD
3/21/2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	CZK	TWD
6/20/2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	CZK	TWD

Current Composition of the Deutsche Bank Balanced Currency Harvest (USD) Index

Long Currencies: Turkish Lira, Brazilian Real, South African Rand, New Zealand Dollar and Australian Dollar.

Short Currencies: Japanese Yen, Swiss Franc, Singapore Dollar, Czech Koruna and Taiwanese Dollar.

The next scheduled rebalancing of the Index will be on or around September 18, 2007.

Notes linked to the Deutsche Bank Balanced Currency Harvest (USD) Index

Indicative Terms and Conditions – August 31, 2007

Selected Key Risks

•

MARKET RISK – The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive. The value of the notes will be affected by movements in the value of certain of the selected currencies against the dollar. Currency movements may have an adverse effect on the level of the Index. If the Index Return is zero or negative, at maturity you will receive only the principal amount of your investment in the notes.

•

STRATEGY RISK – The strategy reflected in the Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from currency rate risk. The Issuer provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the notes.

•

GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS – The notes are linked to the performance of the Index, which is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position.

•

CURRENCY MARKETS MAY BE HIGHLY VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies.

•	LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates.
•

THE CURRENCY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Index components may include emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Political or economic instability is likely to have an adverse effect on the performance of the Index, and, consequently, the return on the notes.

•

IF THE LIQUIDITY OF THE INDEX COMPONENTS IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index, and therefore, on the return on your notes.

•

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT FOR THE NOTES, THE SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY – Deutsche Bank AG is the Issuer and the calculation agent for the notes, and the Sponsor and the calculation agent for the Index. There can be no assurance that any determinations made by Deutsche Bank AG in these various capacities will not affect the value of the notes or the Index. Because determinations made by Deutsche Bank AG in these roles may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG and you.

•

LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or an affiliate is willing to buy the notes. Accordingly, you should intend to hold the notes until maturity.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic, market and political factors that may either offset or magnify each other, including: the expected volatility of the Index, the time to maturity of the notes, the market price of the Index components, interest and yield rates in the market generally and in the markets of the Index components, a variety of economic, financial, political, regulatory or judicial events, supply and demand for the notes, and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE NOTES.

•

COUNTERPARTY RISK – The receipt by you of monies owed under the notes is subject to and dependent upon the Issuer’s ability to pay such monies. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.